Exhibit 99.1

[First Federal Bancshares of Arkansas, Inc. Letterhead]

                                                                         FOR
                                                                   IMMEDIATE
                                                                     RELEASE


1401 Highway 62-65 North                    FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                  Larry J. Brandt/President-CEO
Harrison, AR  72601                                 Tommy Richardson/EVP-COO
                                                     Sherri Billings/EVP-CFO
                                                                870-741-7641



                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                    ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - March 1, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors declared a $.12 (twelve cents) cash dividend on the common stock of the Corporation payable on March 28, 2005 to the stockholders of record at the close of business on March 14, 2005.

Larry J. Brandt, President/CEO of the Corporation, stated, "This will be our 33rd consecutive cash dividend and we are pleased to increase it 9.1% from eleven cents to twelve cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

The Bank, in its 71st year, conducts business from 15 full-service branch locations and 24 ATMS located in Northcentral and Northwest Arkansas. At December 31, 2004, the Corporation had total assets of $751.7 million, total liabilities of $676.4 million and stockholders' equity of $75.3 million.


















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